UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
  CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): October 3, 2023
 WHEELER REAL ESTATE INVESTMENT TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35713	45-2681082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2529 Virginia Beach Blvd. Virginia Beach, VA	23452
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (757) 627-9088
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	WHLR	Nasdaq Capital Market
Series B Convertible Preferred Stock	WHLRP	Nasdaq Capital Market
Series D Cumulative Convertible Preferred Stock	WHLRD	Nasdaq Capital Market
7.00% Subordinated Convertible Notes due 2031	WHLRL	Nasdaq Capital Market

Item 3.03. Material Modifications to Rights of Security Holders

Adjustment to Conversion Price of 7.00% Subordinated Convertible Notes due 2031

Item 8.01 of this Current Report on Form 8-K as to the redemptions by holders (collectively, the “Series D Preferred Holders”) of Wheeler Real Estate Investment Trust, Inc.’s (the “Company”) Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) is incorporated herein by reference.

Because at least 100,000 shares of the Series D Preferred Stock have been redeemed, pursuant to Section 14.02 (Optional Conversion) of the indenture governing the Company’s 7.00% Subordinated Convertible Notes due 2031 (the “Notes”), effective October 5, 2023, the Conversion Price for the Notes was adjusted to $1.59 per share of the Company’s common stock, par value $0.01 (“Common Stock”) (15.72 shares of Common Stock for each $25.00 of principal amount of the Notes being converted).

Item 8.01 Other Events

Update on Status of Series D Preferred Stock Redemptions

Commencing September 22, 2023, each Series D Preferred Holder may require the Company to redeem such holder’s shares of Series D Preferred Stock at a redemption price of $25.00 per share, plus the amount of all accrued but unpaid dividends to and including the redemption date (the “Redemption Price”).

Results of October 2023 Redemptions

•The first monthly “Holder Redemption Date” occurred on October 5, 2023.
•The Company received fully complete and timely redemption requests from 49 Series D Preferred Holders, collectively redeeming 172,241 shares of Series D Preferred Stock for a Redemption Price per share of approximately $37.48.
•The Company settled the Redemption Price in Common Stock.
•The volume weighted average of the closing sales price, as reported on the Nasdaq Capital Market, per share of Common Stock for the ten consecutive trading days immediately preceding, but not including, the Holder Redemption Date was approximately $2.89.
•Accordingly, the Company issued 2,236,890 shares of Common Stock in settlement of an aggregate Redemption Price of approximately $6.46 million.

November 2023 Redemptions

•The deadline for the next monthly round of Series D Preferred Stock redemptions is October 25, 2023.
•The next monthly Holder Redemption Date will occur on November 6, 2023.
•Required redemption forms and a list of frequently asked questions can each be found on the Company’s website at https://ir.whlr.us/series-d/series-d-redemption.

Information contained on the Company’s website is not incorporated by reference into this Current Report on Form 8-K and should not be considered to be part of this Current Report on Form 8-K.

Excepted Holder Agreement

On October 3, 2023, the Company’s Board of Directors, under the terms of the Company’s charter (the “Charter”), created a Common Stock Excepted Holder Limit of 16% for CEOF Holdings LP (“CEOF”), a stockholder of the Company. On October 4, 2023, the Company entered into an Excepted Holder Agreement with CEOF with respect to such limit. The form of the Excepted Holder Agreement is attached as Exhibit 99.1 hereto. The Common Stock Excepted Holder Limit provides that CEOF is exempted from the Charter’s common stock ownership limit of not more than 9.8% in value of the aggregate of the outstanding shares of the Company's Common Stock and is instead subject to the percentage limit established by the Board. CEOF remains subject to the Charter’s limitation of its ownership to 9.8% of all classes of stock of the Company. The Excepted Holder Agreement and Common Stock Excepted Holder Limit will automatically terminate upon reduction of CEOF’s Common Stock ownership below 9.8%.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Form of Excepted Holder Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ M. Andrew Franklin
Name: M. Andrew Franklin
Title: Chief Executive Officer and President
Dated: October 6, 2023